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                                                                  Exhibit 10.21

                        AMENDMENT TO EMPLOYMENT AGREEMENT

                  This Amendment to the Employment Agreement entered into as of April 2, 1999, by and between General Instrument Corporation, a Delaware Corporation (the "Company"), and Edward D. Breen ("Executive") (such agreement, the "Employment Agreement") is among the Company, Executive, and Motorola, Inc. ("Motorola") and is dated as of 12/22, 1999.

                  WHEREAS, the Company, Motorola and Lucerne Acquisition Corp. have entered into an Agreement and Plan of Merger dated as of September 14, 1999 (such agreement, as amended from time to time, the "Merger Agreement"), pursuant to which the Company will become a wholly owned subsidiary of Motorola in a merger (the "Merger"); and

                  WHEREAS, Executive is employed by the Company as its Chief Executive Officer pursuant to the Employment Agreement; and

                  WHEREAS, the Company and Motorola wish to ensure that they will continue to receive the benefit of Executive's services following the Merger, and to provide for the terms and conditions of Executive's employment by Motorola following the Merger, and Executive is willing to remain so employed on such terms and conditions;

                  NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1. RETENTION PROGRAM. (a) As soon as practicable after the Effective Time (as defined in the Merger Agreement), but in no event later than the end of the first fiscal quarter of Motorola that ends after the Effective Time, Motorola shall grant Executive stock options with respect to 225,000 shares (the "Closing Options") with an exercise price equal to the fair market value of the underlying shares on the date of grant, and 25,000 shares of restricted stock (the "Closing Shares"), in each case pursuant to the Motorola Incentive Plan of 1998 (the "Motorola Incentive Plan"), subject to appropriate adjustment as to the number of shares if an event described in Section 3.3 of the Motorola Incentive Plan (an "Adjustment Event") occurs on or before the date of grant. The Closing Options shall be scheduled to vest in four equal installments on each of the first four anniversaries of the date of grant, and all of the Closing Shares shall vest on the second anniversary of the day on which the Effective Time occurs, in each case subject to Executive's continued employment, and the Closing Options and the Closing Shares shall otherwise be subject to the terms and conditions of the Motorola Incentive Plan.

                  (b) At the time when Motorola makes its annual stock option grants to executives for the fiscal year following the fiscal year in which the Effective Time occurs, Motorola shall grant Executive stock options with respect to 100,000 shares pursuant to the Motorola Incentive Plan, or any successor thereto, subject to appropriate adjustment as to the number of shares if an Adjustment Event occurs on or before the date of grant. Such options shall have an exercise price equal to the fair market value of the underlying shares on the date of grant, and shall otherwise be subject to the terms and conditions of the Motorola Incentive Plan.


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                  (c)      If Executive remains employed by Motorola or one of
its Affiliates from the date on which the Effective Time occurs through the second anniversary thereof, Executive shall receive a one-time Retention Cash Bonus equal to $1,196,000.

                  (d) Except as specifically provided below, the foregoing compensation shall be in addition to the compensation to which Executive is entitled pursuant to the Employment Agreement, as amended hereby.

                  2. EMPLOYMENT TRANSFER. It is acknowledged and agreed that Executive may, at and/or from time to time after the Effective Time, be transferred to the employment of Motorola or a Subsidiary of Motorola, and that in connection with any such transfer, the Company may assign to the employing entity its rights, and cause the employing entity to assume its obligations, under the Employment Agreement and this Amendment. In such event, references to the Company in the Employment Agreement and this Amendment shall be deemed to refer to such employing entity.

                  3. AMENDMENTS TO EMPLOYMENT AGREEMENT. The following amendments to the Employment Agreement shall be effective as of the Effective Time.

                  (a) EMPLOYMENT TERM. Notwithstanding Section 1.1 of the Employment Agreement, the "Employment Term" shall mean the period ending on the second anniversary of the date on which the Effective Time occurs, and shall not be further renewed or extended except by written agreement among the parties hereto.

                  (b) DUTIES AND RESPONSIBILITIES. Section 1.2 of the Employment Agreement shall be amended to read in its entirety as follows:

                  During the Employment Term, Executive shall serve as Executive Vice President and President, Broadband Communications Sector, with overall responsibilities for the strategic, tactical and operational success of the Broadband Communications Sector, and such other duties and responsibilities appropriate to such position as may be assigned to him from time to time by the Executive Vice President and President, Motorola Communications Enterprise, to whom Executive shall report. Executive shall also serve in such other senior positions with Motorola, the Company and their affiliates to which he may be elected or appointed from time to time during the Employment Term.

                  (c) BASE SALARY. Notwithstanding Section 1.4 of the Employment Agreement, Executive's Base Salary shall be not less than $650,000 annually.

                  (d) RETIREMENT AND WELFARE PLANS. Section 1.5(b) of the Employment Agreement shall not apply after the Effective Time; provided that Motorola shall provide, or cause one of its Subsidiaries to provide, Executive with life insurance coverage in the amount of $7.5 million from the Effective Time until his employment with Motorola and its Subsidiaries terminates.

                  (e)      VACATION. It shall not be considered a violation of
Section 1.6 of the Employment Agreement if Executive's vacation, holiday and other pay for time not worked is governed by the terms of the policies of Motorola rather than those of the Company.

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                  (f)      ANNUAL INCENTIVE COMPENSATION. Notwithstanding
Section 1.7 of the Employment Agreement, beginning with the fiscal year 2001, Executive shall participate in the short-term incentive compensation program of Motorola for senior-level executives of Motorola generally, rather than in such programs of the Company, and he shall have opportunities thereunder commensurate with the opportunities provided to such other senior executives, and the target for determining his annual bonus under such program shall be established in accordance with Motorola's policy.

                  (g) LONG-TERM INCENTIVE COMPENSATION. In recognition of the specific long-term incentive compensation provided pursuant to Section 1 of this Amendment, Section 1.8 of the Employment Agreement shall not apply after the Effective Time. Effective January 1, 2000, Executive shall be entitled to participate in the Motorola Long-Range Incentive Program.

                  (h) RELEASE. It is acknowledged that the Release required to be executed pursuant to Section 3 of the Employment Agreement shall extend to Motorola and all of its Subsidiaries and Affiliates, and that the form thereof attached to the Employment Agreement as Annex I shall be amended to the extent necessary or appropriate to reflect such extension.

                  (i) TERMINATION BENEFITS. The references in Sections 3.1(b) and (c), 3.2, 3.3 and 3.4 of the Employment Agreement to plans of the Company shall include any plans of Motorola in which Executive may participate, but Executive shall not be entitled to duplicate benefits under plans of the Company and Motorola.

                  (j) COORDINATION WITH MOTOROLA CHANGE OF CONTROL AGREEMENT. Section 3.1(d) of the Employment Agreement is hereby amended by adding a new sentence at the end thereof, reading in its entirety as follows:
"Notwithstanding any other provision of this Agreement, if Executive hereafter becomes a party to any agreement with Motorola or any of its Subsidiaries providing for severance pay and/or benefits upon termination of employment upon, after or in connection with a change of control (however defined), then the severance pay and benefits due under such agreement shall first be determined as if Executive were not a party to this Agreement (the "Subsequent Severance"), and the payments and benefits to which Executive would otherwise be entitled pursuant to this Section 3 shall be offset by the Subsequent Severance so that there is no duplication thereof."

                  (k) CHANGE OF CONTROL. It is acknowledged and agreed that the approval of the Merger by the Company's stockholders will be a "Change of Control" as defined in Section 3.7, and that if such approval occurs, no subsequent event shall be deemed to be a Change of Control for purposes of the Employment Agreement. In no event shall Executive be entitled to the $9 million payment described in Section 3.1(c)(iii) of the Employment Agreement.

                  (l) GOOD REASON. Notwithstanding Section 3.7(f) of the Employment Agreement, no change in Executive's terms and conditions of employment that is provided for in this Amendment shall be considered to be "Good Reason." Without limiting the generality of the foregoing, Section 3.7(f)(i) of the Employment Agreement is hereby amended to read in its entirety as follows:

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                  an adverse change in Executive's duties and responsibilities, including reporting responsibilities, that is inconsistent with the provisions of Section 1.2 hereof, as amended by
                  Section 2(b) of the Amendment dated _______, 1999, except in connection with the termination of his employment for Disability, Cause, as a result of his death or by Executive other than for Good Reason;

In addition, Executive expressly acknowledges and agrees that the Company has complied with the requirements of Section 10(b) of the Employment Agreement in connection with the Merger.

                  (m) CERTAIN REFERENCES. All references to the "Board" in the Employment Agreement, other than in Section 3.7(c), shall be deemed to be references to the Board of Directors of Motorola or a committee of such Board of Directors with the authority of the Board to act with respect to the matters described. The references to "the Company" (as opposed to plans of the Company) in Sections 4.2(b), 4.2(c), 4.2(d), 4.2(e), 8 and 13 shall be deemed to be references to "Motorola." The references to "the Company" in Sections 1.3, 1.5(a), 2, 3.7(b), 4.2(a), 5, 10(b) and 15 shall be deemed to be references to "the Company and/or Motorola."

                  (n) NOTICES. Whenever a notice is given pursuant to the Employment Agreement to the Company, a copy of such notice shall be given to Motorola. All notices to Motorola pursuant to the Employment Agreement of this Amendment shall be given to it at:

                           Motorola, Inc.
                           1303 East Algonquin Road
                           Schaumberg, Illinois  60196
                           Telecopier No.:  (847) 576-3628
                           Attention:  General Counsel

or to such other names or addresses as Motorola shall designate by notice pursuant to Section 9 of the Employment Agreement.

                  (o) DEFINED TERMS. The term "Subsidiary" as used herein means any entity in an unbroken chain of entities beginning with Motorola and ending with such entity, with each entity in such chain, beginning with Motorola, and other than the last entity in the chain, owning an equity interest representing at least fifty percent of the voting power or value of the next entity in such chain. Capitalized terms used and not defined in this Amendment shall have the meanings given to them in the Severance Protection Agreement.

                  4. This Amendment, together with the Employment Agreement as amended hereby, set forth the entire understanding among the parties hereto with respect to the subject matter hereof. Without limiting the generality of the foregoing, this Amendment supersedes the Memorandum to Executive from Keith Bane and Merle Gilmore dated October 8, 1999.

                  5. This Amendment shall be null and void and of no further effect if the Merger Agreement is terminated without consummation of the Merger

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                  IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

                                         GENERAL INSTRUMENT CORPORATION



                                         By:
                                             ---------------------------------



                                         MOTOROLA, INC.



                                         By:
                                             ---------------------------------



                                         -------------------------------------
                                         Edward D. Breen


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